Exhibit 99.1

Patrick Johnson
904-598-7422
PatrickJohnson@RegencyCenters.com

Regency Centers Amends $800 Million Unsecured Revolving Credit Facility

JACKSONVILLE, Fla. (May 13, 2015) - Regency Centers Corporation (“Regency” or the “Company”) announced today an amendment (the “Amendment”) to its existing $800 million unsecured revolving credit facility (the “Facility”). The Amendment will extend the maturity date to May 13, 2019 and reduce the applicable interest rate. The Facility will initially bear interest at an annual rate of LIBOR plus 100 basis points on any drawn balance and will include an annual 20 basis point facility fee on the entire $800 million capacity. The interest rate is based on the higher of the Company’s current corporate credit ratings from Moody's and S&P. Further, the Company will have options to extend maturity for two additional six-month periods.

Wells Fargo Securities, LLC and PNC Capital Markets LLC acted as joint lead arrangers for the Facility. Wells Fargo Bank, N.A. acted as administrative agent.  PNC Bank, N.A. acted as syndication agent. Bank of America, N.A., JP Morgan Chase Bank and SunTrust Bank acted as documentation agents. Regions Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and US Bank, National Association are senior managing agents. Comerica Bank, Mizuho Corporate Bank, Ltd., and Branch Banking and Trust Company are all participants for the transaction.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 321 retail properties encompasses over 43.0 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties.  Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements.  Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.